UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2017

NorthStar Realty Europe Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-37597 (Commission File Number)	32-0468861 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2017, Albert Tylis, a member of the board of directors (the “Board”) of NorthStar Realty Europe Corp. (the “Company”), resigned from the Board effective immediately. The decision by Mr. Tylis was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Additionally, on February 13, 2017, the Nominating and Corporate Governance Committee of the Company recommended, and the Board subsequently approved, the election of Richard B. Saltzman, effective February 14, 2017 to fill the vacancy following the resignation of Mr. Tylis. Mr. Saltzman will serve until the next annual meeting of the stockholders of the Company and until his successor has been elected and qualified or until his earlier death, resignation or removal. Mr. Saltzman will not receive any compensation in connection with his service on the Board.

There are no arrangements or understandings between Mr. Saltzman and any other person pursuant to which he was elected as a director of the Company. Mr. Saltzman is Chief Executive Officer & President of Colony NorthStar, Inc. (“CLNS”). As described in the Company’s other filings with the Securities and Exchange Commission, the Company is party to a management agreement with an affiliate of CLNS, pursuant to which such affiliate of CLNS manages the Company’s operations and the Company is obligated to pay certain base and incentive management fees to its manager in accordance with and subject to the terms of such management agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Europe Corp. (Registrant)

Date: February 14, 2017	By:	/s/ Trevor K. Ross
Trevor K. Ross General Counsel and Secretary